CERTIFICATE OF AMENDMENT
                                    TO
                       THE ARTICLES OF INCORPORATION
                                    OF
                           HONOR ONE CORPORATION


     The undersigned Secretary of Honor One Corporation, a Nevada corporation, pursuant to the provisions of Section 78.385 and 78.390, of the Nevada
Revised Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation, do certify as follows:

     That the Board of Directors of the said corporation, at a meeting duly convened and held on the 4th day of January, 1999, adopted resolutions to amend the Articles of Incorporation, as follows:

ARTICLE I shall be amended as follows:

The name of the corporation is  AlphaTrade.com

ARTICLE IV shall be amended as follows:

The total authorized capital stock of this corporation is:

ONE HUNDRED MILLION (100,000,000) common shares each having a par value of $0.001; and TEN MILLION (10,000,000) preferred shares each having a par value of $0.001 of which TWO MILLION (2,000,000) shall be Class A preferred shares with the following features:

each preferred share to convert into 5 underlying common shares at a conversion price of $0.05 per common share; each holder of Class A preferred shares shall be entitled to five (5) votes (which can be voted prior to conversion) for every preferred share held to vote on any matters brought before the shareholders of the Company; Class A preferred shares are assignable. Class A preferred shares vest immediately to the holder upon issuance and cannot be canceled.

The foregoing amendment to the Articles of Incorporation was duly adopted by the shareholders of the Corporation at a Consent Meeting held January 4th, 1999, pursuant to Section 78.320 of the Nevada Revised Statute.

The number of shares of Common Stock of the Corporation outstanding and entitled to vote on the foregoing amendments to the Articles of Incorporation on January 4th, 1999 were 6,000,000 shares and the said amendments were approved and consented to by 5,699,000 shares being voted in person or by proxy, which represented more than a 95% majority of the issued and outstanding shares of the Common Stock of the Corporation.

The undersigned Secretary of the Corporation hereby declares that the foregoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of his knowledge and belief.

IN WITNESS WHEREOF, this certificate has been executed by the undersigned on January 5th, 1999.

/s/ J. Michael Pinkney,
Vice-President/ Secretary
Director